EXHIBIT 11

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      INTER-REGIONAL FINANCIAL GROUP, INC. AND SUBSIDIARIES
              COMPUTATION OF NET EARNINGS PER SHARE

    (Unaudited, amounts in thousands, except per-share data)


                                     Three Months ended March 31,
                                             1996        1995
                                     ----------------------------
PRIMARY EARNINGS PER SHARE:
  Net earnings                             $15,080       $5,563
                                           =======      =======

Average number of common and common
 equivalent shares outstanding:

  Average common shares outstanding         12,081       12,087
  Stock options                                403          328
  Shares credited to Wealth Accumulation
   Plan participants                            59            -
                                           -------      -------

                                            12,543       12,415
                                           =======      =======

Primary earnings per share                   $1.20        $0.45
                                           =======      =======

EARNINGS PER SHARE ASSUMING FULL DILUTION:
  Net earnings                             $15,080       $5,563
                                           =======      =======

Average number of common and common
 equivalent shares outstanding:
  Average common shares outstanding         12,081       12,087
  Stock options                                417          359
  Shares credited to Wealth Accumulation
   Plan participants                            59            -
                                           -------      -------

                                            12,557       12,446
                                           =======      =======

Fully diluted earnings per share             $1.20        $0.45
                                           =======      =======

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